EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-31236) pertaining to the 2000 Stock Plan and the Directors’ Stock Option Plan of Hotels.com of our report dated February 4, 2003 with respect to the consolidated financial statements of Hotels.com, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Dallas, Texas
April 28, 2003